Exhibit 99.1

   Pediatrix Earns $1.04 Per Share in 2004 Third Quarter, Completes
        Share Repurchase Program, Introduces 2005 EPS Guidance


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 4, 2004--Pediatrix Medical Group, Inc. (NYSE: PDX), the nation's largest provider of newborn and maternal-fetal medicine physician services, today reported financial results for the three months and nine months ended September 30, 2004, announced the completion of its authorized share repurchase program and introduced 2005 earnings per share guidance.

    Highlights for the 2004 third quarter include:

    --  Earnings per share of $1.04;

    --  Net income of $25.9 million;

    --  Income from operations of $41.5 million;

    --  Revenue of $158.3 million; and

    --  Cash flow from operations of $47.1 million.

    "Our results reflect continued progress in our strategy of building our national group practice in a way that generates very strong results, even in a challenging environment," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. "We are pleased with the growth we have achieved this year and we remain excited about the prospects of continuing to build our business through internal growth and by attracting physician groups to join our national group practice."
    Pediatrix reported net revenue of $158.3 million for the three months ended September 30, 2004, an increase of 9 percent from $145.5 million for the comparable period of 2003. Revenue growth was primarily the result of contributions from acquisitions completed during the past 12 months. Same-unit revenue growth was 2.2 percent and included an increase in patient volume at neonatal intensive care units (NICUs) of 3.9 percent. As previously disclosed, the rate of same-unit revenue growth was impacted by an accelerated payor mix shift from third-party commercial payors to government payors, principally state Medicaid programs, during the quarter.
    Income from operations for the 2004 third quarter was $41.5 million, up 9 percent from $38.2 million for the 2003 third quarter. Operating margin of 26.2 percent for the 2004 third quarter was virtually unchanged from the prior year. However, operating margin was negatively impacted by lower average reimbursement as a result of the payor mix shift during the quarter. Operating margins continue to be positively impacted by the Company's management of general and administrative expenses, which decreased 101 basis points as a percent of revenue during the 2004 third quarter when compared to the same period of the prior year.
    Net income for the three months ended September 30, 2004 grew by 11 percent, to $25.9 million, from $23.5 million for the comparable period of 2003. For the 2004 third quarter, Pediatrix earned $1.04 per share, based on a weighted average 25.0 million shares outstanding, up from 97 cents per share based on a weighted average 24.2 million shares outstanding during the 2003 third quarter.
    For the three months ended September 30, 2004 Pediatrix had cash flow from operations of $47.1 million. During the quarter, Pediatrix used approximately $3 million of its cash for physician group practice acquisitions and approximately $34.1 million of its cash to repurchase its shares. At September 30, 2004 Pediatrix had cash and cash equivalents of $30.9 million.
    Since the end of the third quarter, Pediatrix has used a combination of its cash and revolving credit facility to acquire another physician group practice and to complete its' previously announced $100 million share repurchase program. As of November 3, 2004, the Company had $60 million outstanding under its $150 million line of credit.
    For the nine months ended September 30, 2004, as compared to the same period of 2003, Pediatrix's net revenue was up 13 percent to $458.6 million, operating income grew by 18 percent to $116.0 million and net income increased by 20 percent to $72.5 million. Earnings per share of $2.88, based on a weighted average 25.2 million shares outstanding, were up 17 percent over the prior year period. Through September 30, 2004 Pediatrix has generated cash flow from operations of $80.3 million.
    During 2004, Pediatrix has used its cash, cash flow from operations, and revolving credit facility to invest more than $45 million in physician group practice acquisitions and to repurchase $150 million of its common stock under share repurchase programs.

    Earnings Guidance

    As a result of the impact of the share repurchase program, Pediatrix now expects that earnings per share for the 2004 fourth quarter will be $1.06 to $1.08.
    For 2005, Pediatrix expects earnings per share to be in a range of $4.50 to $4.60. Pediatrix's 2005 earnings guidance assumes that the payor mix will remain stable at current levels; that same unit patient volume will increase at historical levels of 3 to 5 percent; and that the Company will expect earnings contributions from investments of $50 to $60 million in physician group practice acquisitions anticipated to be completed throughout the year.

    Investor Conference Call

    At 10 a.m. Eastern Time today, Pediatrix Medical Group, Inc., will host an investor conference call to discuss 2004 third quarter results, operations review and specific earnings guidance for the 2004 fourth quarter and for calendar year 2005. The conference call Webcast may be accessed from the Company's website, www.pediatrix.com. A telephone replay of the conference call will be available from 1:30 p.m. Eastern Time today through midnight Eastern Time November 11, 2004 by dialing 800-475-6701, access code 750967. The replay will also be available at www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 750 physicians in 31 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".

                   Consolidated Statements of Income
                              (Unaudited)

                                 Three months ended  Nine months ended
                                     September 30,     September 30,
                                    2004     2003     2004     2003
                                  -------- -------- -------- --------
                             (in thousands, except for per share data)
                                  ------------------------------------
Net patient service revenue       $158,333 $145,514 $458,636 $405,415
                                  -------- -------- -------- --------
Operating expenses:
 Practice salaries and benefits     88,592   80,196  258,947  230,460
 Practice supplies and other
  operating expenses                 5,895    4,778   17,206   13,561
 General and administrative
  expenses                          20,002   19,843   59,455   57,150
 Depreciation and amortization       2,298    2,495    6,999    6,048
                                  -------- -------- -------- --------
 Total operating expenses          116,787  107,312  342,607  307,219
                                  -------- -------- -------- --------
Income from operations              41,546   38,202  116,029   98,196
                                  -------- -------- -------- --------
Investment income                       96       76      354      296
Interest expense                      (298)    (417)    (854)  (1,142)
                                  -------- -------- -------- --------
 Income before income taxes         41,344   37,861  115,529   97,350
Income tax provision               (15,401) (14,388) (43,035) (36,993)
                                  -------- -------- -------- --------
Net income                         $25,943  $23,473  $72,494  $60,357
                                  ======== ======== ======== ========
Per share data:
 Net income per common and common
  equivalent share (diluted)         $1.04    $0.97    $2.88    $2.46

 Weighted average shares used in
  computing net income per common
  and common equivalent share
  (diluted)                         24,980   24,196   25,176   24,521


                       Balance Sheet Highlights
                              (unaudited)
                    -----------------------------
                                                      As of    As of
                                                    Sept. 30, Dec. 31,
                                                       2004     2003
                                                    --------- --------
                                                      (in thousands)
Assets:
Cash and cash equivalents                            $30,907  $27,896
Accounts receivable, net                             108,400   94,213
Other current assets                                  20,395   23,448
Other assets                                         613,056  572,037
Total assets                                        $772,758 $717,594
                                                    ========= ========
Liabilities and shareholders' equity:
Accounts payable & accrued expenses                 $111,576 $111,974
Total debt                                             1,369    1,864
Other liabilities                                     29,727   31,378
                                                    --------- --------
Total liabilities                                    142,672  145,216
Shareholders' equity                                 630,086  572,378
Total liabilities and shareholders' equity          $772,758 $717,594
                                                    ======== =========



    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, ext. 5300
             bob_kneeley@pediatrix.com